Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
November 21, 2018	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF MERGER WITH GIDEON BANCSHARES COMPANY

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Southern Missouri,” NASDAQ: SMBC), of Poplar Bluff, Missouri, announced that its merger with Gideon Bancshares Company (“Gideon”), Dexter, Missouri, the parent company for First Commercial Bank, was completed today. Southern Missouri, as the sole owner of both First Commercial Bank and Southern Bank, expects to merge the two banks in early December, with the combined entity to operate under the Southern Bank name.

Southern Missouri is the holding company for Southern Bank, headquartered in Poplar Bluff, Missouri, operating 41 banking facilities in southern Missouri, southern Illinois and northern Arkansas. First Commercial Bank operates its main office and nine additional facilities in southeast Missouri. Greg Steffens, President and Chief Executive Officer of Southern Missouri, commented, “We welcome the First Commercial Bank team members and customers to the Southern Bank family and look forward to working with them. We are happy to see this addition to our presence in southeast Missouri and believe it will significantly improve our ability to serve this region, and also allow us to offer exciting new products and services to First Commercial Bank customers.”

Brett Dorton, President of First Commercial Bank, is joining the executive management team of Southern Bank as an Executive Vice-President and Chief Strategies Officer. He noted, “It has been my pleasure to serve First Commercial Bank’s customers and our team members for the past 18 years. We are very proud of the legacy that Mr. Norman Harty left with our organization. Southern Bank is rooted in the communities that they serve, and as we join with them, I am confident that our customers will continue to be provided the same personal service as our team works to meet all their financial needs.”

As a result of the merger, each share of Gideon common stock held immediately prior to closing is being exchanged for $72.48 in cash, plus 2.04 shares of Southern Missouri common stock.

At October 31, 2018, Gideon reported total consolidated assets of $218.5 million, loans, net, of $150.1 million, and deposits of $170.8 million. On a pro forma basis, the combined entity will hold assets of approximately $2.2 billion, including loans, net, of $1.8 billion, and deposits of $1.8 billion. The transaction is expected to be immediately accretive to earnings per share, exclusive of one-time charges related to the acquisition, and accretive to tangible book value per common in approximately one year, based on the crossover method.

Silver, Freedman, Taff & Tiernan LLP served as legal advisor to Southern Missouri, while the Tweedy Law Office, LLC and the firm of Yewell G. Lawrence served as legal advisors to Gideon.

Forward-Looking Information:

    Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from Southern Missouri’s merger and acquisition activities, including this acquisition, might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.